Exhibit 99.1

News Release

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060 investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter Revenue of $1.2 Billion and Earnings per Share of $0.63

SCOTTSDALE, Ariz., Jan. 30, 2017 –– Taylor Morrison Home Corporation (NYSE:TMHC) today reported fourth quarter total revenue of $1.2 billion, net income of $76 million and earnings per share of $0.63, or $0.65 as adjusted.

Fourth Quarter 2016 Highlights:

•	Net sales orders were 1,701, an 18% increase from the prior year quarter

•	Home closings were 2,425, a 17% increase from the prior year quarter

•	Total revenue was $1.2 billion, a 23% increase from the prior year quarter

•	GAAP home closings gross margin, inclusive of capitalized interest, was 17.8%

•	Net income from continuing operations for the quarter was $76 million with earnings per share of $0.63, an increase of nearly 19% from the prior year quarter

Full Year 2016 Highlights:

•	Net sales orders were 7,504, a 12% increase from the prior year

•	Home closings were 7,369, a 17% increase from the prior year

•	Total revenue was $3.6 billion, a 19% increase from the prior year

•	GAAP home closings gross margin, inclusive of capitalized interest, was 18.2%

•	Net income from continuing operations for the year was $207 million, with earnings per share of $1.69, an increase of 22% from the prior year

“I am pleased with our organization’s performance both for the fourth quarter and the full year,” said Sheryl Palmer, President and CEO of Taylor Morrison. “Our team members demonstrated great commitment to our strategic priorities while keeping our customers’ needs at the forefront.” This was proven with the recent announcement of the Company being named America’s Most Trusted® Homebuilder, according to Lifestory Research, for the second year in a row. “At Taylor Morrison, we believe that relationships and trust are the foundation of our success, and I am so proud of our team for this well-deserved recognition and achievement.”

For the full year 2016, the Company was able to deliver strong results both operationally and financially. “We finished the year with higher than expected closings, resulting in a 22% increase year-over-year in earnings per share from continuing operations. We closed 7,369 homes, which represented a nearly 17% increase year-over-year, well above the top range of our guidance as we were able to bring forward and close homes that were originally expected to be completed in January 2017,” said Sheryl Palmer. “Net sales orders totaled 7,504 for the year, which represented a 12% increase over the prior year. Closings and net sales orders growth are on top of double-digit growth from the previous year, bringing our two-year growth rate for both metrics to over 30%. Community count was up more than 19% year-over-year to an average of 309 communities. This brings our two-year growth rate to 50%.”

“2016 brings an end to two years of planned transformation for Taylor Morrison. Looking forward, we believe we are positioned extremely well to mature with the cycle and drive efficiencies from our strategic foundation as we strive to reach our full potential,” said Sheryl Palmer. “We anticipate numerous benefits from these recent investments to flow through our business and ultimately our financials in 2017 with enhanced scale in certain markets, increased qualified traffic, higher conversion and absorption rates of about 2.3, cycle-time reductions and gains in strategic procurement. This will drive improved EBT dollars and earnings per share year-over-year, while delivering ROE accretion in 2017 and beyond. January 2017 is off to a strong start, with a monthly absorption rate expected to be about 20% higher year-over-year.”.

“The 2016 home closings gross margin was 18.3% as adjusted for a $3.5 million dollar impairment charge taken during the fourth quarter, which was isolated to three assets in our Chicago market,” said Dave Cone, Executive Vice President and Chief Financial Officer. “Looking to 2017, we anticipate a rising labor cost environment and a higher land basis which will be more than offset by the selling down of our aged completed spec inventory and purchase accounting, leading to accretive home closings gross margin year-over-year in the low to mid 18% range.”

The Company ended the quarter with $300 million in cash and a net homebuilding debt to capitalization ratio of 33.7%. Our share buy-back program is a tool within our capital allocation strategy that we have used periodically when prices were compelling. In 2016, the Company re-purchased roughly 1.9 million shares at a cost basis of $14.87.

Homebuilding inventories were $3.0 billion at the end of 2016, including 3,920 homes in inventory, compared to 3,851 homes in inventory at the end of the prior year. Homes in inventory at the end of the quarter consisted of 2,322 sold units, 412 model homes and 1,186 inventory units, of which 238 were finished. The Company owned or controlled approximately 38,300 lots at December 31, 2016, representing 5.2 years of supply and is focused on securing land for 2019 and beyond.

Quarterly Financial Comparison

($ thousands)

	Q4 2016	Q4 2015	Q4 2016 vs. Q4 2015
Total Revenue	$1,196,967	$970,144	23.4%
Home Closings Revenue	$1,154,367	$934,798	23.5%
Home Closings Gross Margin	$205,352	$170,667	20.3%
	17.8%	18.3%	50 bps decrease
Adjusted Home Closings Gross Margin	$239,644	$195,227	22.8%
	20.8%	20.9%	10 bps decrease
SG&A	$105,385	$87,013	21.1%
% of Home Closings Revenue	9.1%	9.3%	20 bps decrease

Annual Financial Comparison

($ thousands)

	2016	2015	2016 vs. 2015
Total Revenue	$3,550,029	$2,976,820	19.3%
Home Closings Revenue	$3,425,521	$2,889,968	18.5%
Home Closings Gross Margin	$623,782	$531,145	17.4%
	18.2%	18.4%	20 bps decrease
Adjusted Home Closings Gross Margin	$718,106	$614,308	16.9%
	21.0%	21.3%	30 bps decrease
SG&A	$361,763	$293,911	23.1%
% of Home Closings Revenue	10.6%	10.2%	40 bps increase

First Quarter and Full Year 2017 Business Outlook

First Quarter 2017:

•	Average active community count is expected to be generally flat sequentially from the fourth quarter 2016

•	Home closings are expected to be between 1,500 to 1,600

•	GAAP home closings gross margin, inclusive of capitalized interest, is expected to be about 18%

Full Year 2017:

•	Average active community count is expected to be generally flat relative to 2016

•	Monthly absorption pace is expected to be about 2.3

•	Home closings are expected to be between 7,500 and 8,000

•	GAAP home closings gross margin, inclusive of capitalized interest, is expected to be accretive to 2016 and be in the low to mid 18% range

•	SG&A as a percentage of homebuilding revenue is expected to leverage year-over-year and be in the low to mid 10% range

•	Income from unconsolidated joint ventures is expected to be between $10 million and $12 million

•	Land and development spend is expected to be approximately $1 billion

•	Effective tax rate expected to be between 34% and 35%

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; shortages in, disruptions of and cost of labor; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; competition in our industry; any increase in unemployment or underemployment; increases in taxes, government fees or interest rates; inflation or deflation; the seasonality of our business; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots; decreases in the market value of our land inventory; new or changes in government regulations and legal challenges; our ability to sell mortgages we originate and claims on loans sold to third parties; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; and risks related to our structure and organization. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Form 10-K filed with the Securities and Exchange Commission (SEC).

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Home closings revenue, net	$1,154,367	$934,798	$3,425,521	$2,889,968
Land closings revenue	19,596	21,059	64,553	43,770
Mortgage operations revenue	23,004	14,287	59,955	43,082

Total revenues	1,196,967	970,144	3,550,029	2,976,820
Cost of home closings	949,015	764,131	2,801,739	2,358,823
Cost of land closings	15,415	11,397	35,912	24,546
Mortgage operations expenses	9,505	7,415	32,099	25,536

Total cost of revenues	973,935	782,943	2,869,750	2,408,905
Gross margin	223,032	187,201	680,279	567,915
Sales, commissions and other marketing costs	74,256	61,950	239,556	198,676
General and administrative expenses	31,129	25,063	122,207	95,235
Equity in income of unconsolidated entities	(2,719)	(352)	(7,453)	(1,759)
Interest income, net	(35)	(26)	(184)	(192)
Other expense, net	3,345	9	11,947	11,634
Loss on extinguishment of debt	—	—	—	33,317
Gain on foreign currency forward	—	—	—	(29,983)

Income from continuing operations before income taxes	117,056	100,557	314,206	260,987
Income tax provision	40,945	35,568	107,643	90,001

Net income from continuing operations	76,111	64,989	206,563	170,986
Discontinued operations:
Transaction expenses from discontinued operations	—		—	(9,043)
Gain on sale of discontinued operations	—		—	80,205
Income tax expense from discontinued operations	—	1,397	—	(13,103)

Net income from discontinued operations	—	1,397	—	58,059
Net income before allocation to non-controlling interests	76,111	66,386	206,563	229,045
Net income attributable to non-controlling interests - joint ventures	(438)	(254)	(1,294)	(1,681)

Net income before non-controlling interests - Principal Equityholders	75,673	66,132	205,269	227,364

Net income from continuing operations attributable to non-controlling interests - Principal Equityholders	(56,392)	(47,440)	(152,653)	(123,909)
Net income from discontinued operations attributable to non-controlling interests - Principal Equityholders	—	(1,025)	—	(42,406)

Net income available to Taylor Morrison Home Corporation	$19,281	$17,667	$52,616	$61,049

Earnings per common share - basic:
Income from continuing operations	$0.63	$0.53	$1.69	$1.38
Income from discontinued operations - net of tax	$—	$0.01	$—	$0.47

Net income available to Taylor Morrison Home Corporation	$0.63	$0.54	$1.69	$1.85
Earnings per common share - diluted:
Income from continuing operations	$0.63	$0.53	$1.69	$1.38
Income from discontinued operations - net of tax	$—	$0.01	$—	$0.47

Net income available to Taylor Morrison Home Corporation	$0.63	$0.54	$1.69	$1.85
Weighted average number of shares of common stock:
Basic	30,442	32,986	31,084	33,063
Diluted	120,392	122,298	120,832	122,384

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$300,179	$126,188
Restricted cash	1,633	1,280
Real estate inventory:
Owned inventory	3,010,967	3,118,866
Real estate not owned under option agreements	6,252	7,921

Total real estate inventory	3,017,219	3,126,787
Land deposits	37,233	34,113
Mortgage loans held for sale	233,184	201,733
Hedging assets	2,291	—
Prepaid expenses and other assets, net	73,425	80,348
Other receivables, net	115,246	120,729
Investments in unconsolidated entities	157,909	128,448
Deferred tax assets, net	206,634	233,488
Property and equipment, net	6,586	7,387
Intangible assets, net	3,189	4,248
Goodwill	66,198	57,698

Total assets	$4,220,926	$4,122,447

Liabilities
Accounts payable	$136,636	$151,861
Accrued expenses and other liabilities	209,202	191,452
Income taxes payable	10,528	37,792
Customer deposits	111,573	92,319
Senior notes, net	1,237,484	1,235,157
Loans payable and other borrowings	150,485	134,824
Revolving credit facility borrowings, net	—	115,000
Mortgage warehouse borrowings	198,564	183,444
Liabilities attributable to real estate not owned under option agreements	6,252	7,921

Total liabilities	$2,060,724	$2,149,770

Stockholders’ Equity
Total stockholders’ equity	2,160,202	1,972,677

Total liabilities and stockholders’ equity	$4,220,926	$4,122,447

Homes Closed:	Three Months Ended December 31,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	984	$380,297	749	$290,761
Central	636	306,866	654	297,249
West	805	467,204	665	346,788

Total	2,425	$1,154,367	2,068	$934,798

Net Sales Orders:	Three Months Ended December 31,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	729	$287,766	526	$208,458
Central	429	199,854	392	183,344
West	543	308,099	522	279,133

Total	1,701	$795,719	1,440	$670,935

Homes Closed:	Twelve Months Ended December 31,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	2,795	$1,077,241	2,065	$809,324
Central	2,050	974,841	2,140	990,925
West	2,524	1,373,439	2,106	1,089,719

Total	7,369	$3,425,521	6,311	$2,889,968

Net Sales Orders:	Twelve Months Ended December 31,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	3,039	$1,175,440	2,124	$794,356
Central	1,837	848,389	2,018	912,623
West	2,628	1,457,923	2,539	1,262,101

Total	7,504	$3,481,752	6,681	$2,969,080

Sales Order Backlog:	As of December 31,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,183	$508,101	875	$358,978
Central	817	419,359	1,030	519,251
West	1,131	604,450	1,027	514,744

Total	3,131	$1,531,910	2,932	$1,392,973

Average Active Selling Communities:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
East	119	102	122	91
Central	107	106	109	98
West	73	78	78	70

Total	299	286	309	259

Average Selling Price of Homes Closed:	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
East	$386	$388	$385	$392
Central	482	455	476	463
West	580	521	544	517

Total	$476	$452	$465	$458

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin, our net income from continuing operations and EBITDA and adjusted EBITDA, our net income from continuing operations to our adjusted net income from continuing operations, our earnings per share and adjusted earnings per share, and a reconciliation of our net homebuilding debt to total capitalization ratio. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on home closings gross margin, excluding impairments, if any, and, separately excluding both impairments, if any, and capitalized interest amortization. Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income from continuing operations to exclude interest amortized to cost of sales and interest income (net), income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt, if any. Adjusted net income from continuing operations is a non-GAAP financial that measures performance by adjusting net income from continuing operations to exclude impairments (if any) net of tax benefit. Adjusted earnings per share is a non-GAAP financial measure that measures performance by adjusting to exclude impairments (if any) net of tax benefit. Net homebuilding debt to capitalization, which we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity), is a non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis as well as the performance of our regions. We use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage. In the future we may include additional adjustments in the above described non-GAAP financial measures, to the extent we deem them appropriate and useful to management and investors.

We believe adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the often varying effects of interest costs capitalized. We believe adjusted EBITDA, adjusted net income from continuing operations, and adjusted earnings per share each provide useful information to investors regarding our results of operations because each allows investors to evaluate our performance without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because each assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. We use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry and believe it is also relevant and useful to investors for that reason.

These measures are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of our operating performance or liquidity. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate net income, gross margins and total debt to capitalization and any adjustments to such amounts before comparing our measures to those of such other companies.

Home Closings Gross Margin Reconciliation — Continuing Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
Home closings revenue	$1,154,367	$934,798	$3,425,521	$2,889,968
Cost of home closings	949,015	764,131	2,801,739	2,358,823

Home closings gross margin	205,352	170,667	623,782	531,145
Impairment charge	3,473	—	3,473	—

Home closings gross margin, adjusted for impairment	208,825	170,667	627,255	531,145

Capitalized interest amortization	30,819	24,560	90,851	83,163

Adjusted home closings gross margin	$239,644	$195,227	$718,106	$614,308

Home closings gross margin as a percentage of home closings revenue	17.8%	18.3%	18.2%	18.4%
Home closings gross margin, adjusted for impairment as a percentage of home closings revenue	18.1%	18.3%	18.3%	18.4%
Adjusted home closings gross margin as a percentage of home closings revenue	20.8%	20.9%	21.0%	21.3%

Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
(Dollars in thousands)	2016	2015
Net income from continuing operations	$76,111	$64,989
Interest income, net	(35)	(26)
Amortization of capitalized interest	30,819	24,560
Income tax provision	40,945	35,568
Depreciation and amortization	972	1,180

EBITDA	$148,812	$126,271
Non-cash compensation expense	1,954	2,169

Adjusted EBITDA	$150,766	$128,440

Adjusted Earnings Per Share Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Net income from continuing operations available to TMHC - basic	$19,281	$17,667	$52,616	$61,049
Impairment charge, net of tax benefit	585	—	585	—

Adjusted net income from continuing operations available to TMHC - basic	$19,866	$17,667	$53,201	$61,049
Net income from continuing operations attributable to non-controlling interest – Principal Equityholders	56,392	47,440	152,653	123,909
Impairment charge, net of tax benefit	1,708	—	1,708	—

Adjusted net income from continuing operations attributable to non-controlling interest - Principal Equityholders	$58,100	$47,440	$154,361	$123,909
Adjusted earnings per common share — basic:	$0.65	$0.53	$1.71	$1.38
Adjusted earnings per common share — diluted:	$0.65	$0.53	$1.71	$1.38

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of December 31, 2016
Total debt	$1,586,533
Unamortized debt issuance costs	12,516
Less mortgage warehouse borrowings	198,564

Total homebuilding debt	$1,400,485
Less cash and cash equivalents	300,179

Net homebuilding debt	$1,100,306
Total equity	2,160,202

Total capitalization	$3,260,508

Net homebuilding debt to capitalization ratio	33.7%